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Orthologic Corp.
Earnings Release Conference Call
November 5, 2003

Larry Delany (of the Berlin Group): Good morning and thank you for joining us to discuss 3rd quarter and nine month 2003 financial and operational results with management of OrthoLogic Corporation. OrthoLogic Management will provide an overview of the results and then we will open up the call to your questions. But first, this call contains forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve risks and uncertainties that can cause actual results to differ materially. Factors that could cause or contribute to such differences can be found in the statement accompanying this mornings’ press release as well as the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and other documents filed by the Company with the SEC. OrthoLogic has filed a definitive proxy statement, and other documents with the SEC regarding the proposed sale of substantially all the assets of its bone growth stimulation device business discussed in this conference call. OrthoLogic stockholders are encouraged to read the proxy statement because it contains important information. The definitive proxy statement has been sent to stockholders of OrthoLogic seeking their approval of the transaction. Investors and security holders may obtain a copy of the proxy statement and any other relevant documents filed by OrthoLogic with the SEC for free at the SEC’s website at www.sec.gov, and at the Investor page of OrthoLogic’s website, www.orthologic.com. Copies of the proxy statement and other documents filed by OrthoLogic with the SEC may also be obtained for free upon request from Barbara Dunford at OrthoLogic Corp., 1275 West Washington Street, Phoenix, Arizona, 85281, and the telephone number 602-286-5520.

OrthoLogic and its directors, executive officers, and certain of its employees may be deemed to be participants in the solicitation of proxies of OrthoLogic stockholders in connection with the proposed transaction. Such individuals may have an interest in the transaction, including as a result of holding options or shares of OrthoLogic common stock. A detailed list of the names, affiliations, and interests of the participants in the solicitation is set forth in the definitive proxy statement that was filed with the SEC on October 27, 2003. With that, I will now turn the call over to Tom Trotter, OrthoLogic’s President and CEO.

Thomas Trotter: Thank you Larry. Good morning. Appreciate you all joining us today for our 3rd quarter 2003 conference call. With me today are Sherry Sturman, Senior Vice President and Chief Financial Officer and Dr. Jim Ryaby, Senior Vice President and Chief Technology Officer.

I will begin with a brief overview of the 3rd quarter. Sherry will provide additional details regarding the financial results and Jim will provide an overall update on the Chrysalin Product Platform. Finally, before moving on the to your question and answer session, I will provide you with financial guidance for 2003 and 2004.

We are very pleased this morning to tell you about our 3rd quarter results. 3rd quarter was an outstanding quarter for our company, both financially and operationally.

To begin with, revenues for the bone growth stimulation device business increased 22% over the same quarter prior year. Since this growth rate is significantly ahead of the estimated market growth rate, we believe we continued to gain market share.

Gross margins increased in the 3rd quarter compared to the same quarter prior year and SG&A expenses, as a percentage of sales, improved as well. The combination of these favorable results led to another quarter of profitability as well as positive cash flow from operations. In addition to the excellent financial results for the 3rd quarter we continued to make significant progress as well with the Chrysalin product platform. A number of new clinical sites were initiated for both our Phase III trial for fracture repair and our combined Phase I, Phase II trial for spinal fusion. We also completed a second successful pre-clinical trial for our potential Chrysalin product for cartilage defect repair. Finally, as announced on October 9th, we signed an agreement to sell our bone growth stimulation business to dj Orthopedics. Since that time, we have completed several of the initial steps in the process, and have scheduled a shareholder vote on the transaction for November 26, 2003. We expect to close this transaction before the end of this year.

Assuming the successful completion of the sale of the bone growth stimulation device business, OrthoLogic will emerge as one of the few pure-play public companies in the orthobiologic segment of the worldwide orthopedic business and we are excited about the future potential of the Chrysalin Product Platform.

Sherry will now provide you with additional financial details regarding the 3rd quarter and year-to-date 2003 performance. Sherry?

Sherry Sturman: Thank you, Tom. I am pleased to give a brief overview of the Company’s financial performance for the 3rd quarter of 2003. Starting with a summary of the income statement: Total revenues for the 3rd quarter of 2003 were $12.5 million, compared to $10.8 million in the 3rd quarter of 2002. The 2002 3rd quarter total revenues include $501,000 of Hyalgan royalties, with bone stimulation revenues of $10.3 million. The increase in bone stimulation revenues over the comparable quarter of the prior year were $2.2 million, or 22%. Gross profit, as a percent of sales for this quarter was 85%.

SG&A expenses were $7.8 million for the 3rd quarter of 2003, or 62% of sales. Normalizing the 2002 revenues to exclude the Hyalgan royalties, the SG&A expense of $7.2 million was 70% of sales. The continued improvement in SG&A as a percent of sales can be attributed to the strong collections and billings, resulting in lower bad debt expense, lower legal costs, and continued efficiencies in the administrative expenses.

R&D expenses were $2.5 million during the 3rd quarter of 2003, compared to $722,000 during the 3rd quarter of 2002. The increase in R&D spending is directly related to the higher costs required to advance the Chrysalin development program.

The positive adjustment to the CPM divestiture and related gains line of $134,000 reflects the payments for the legal settlement from the purchaser of the CPM assets. Continuing payments of $75,000 a quarter are due through the remainder of this year. In future periods, approximately

$700,000 plus interest is due for the settlement. In the 3rd quarter of 2002, the Company adjusted total operating expenses by a positive $221,000 for the additional collection of CPM receivables.

The net profit for the 3rd quarter of 2003 was $506,000, or $0.02 cents per share. The net profit for the 3rd quarter of 2002 was $1.4 million or $0.04 per share. The primary difference between this quarter and the comparable quarter in the prior year is: first, Hyalagan royalties received in 2002 of $501,000; secondly, an $87,000 decrease in the gain recognized during 2003 for the CPM related adjustment; and third the R&D spending during 2003 was $1.8 million higher then in 2002.

Total revenues for the nine-month period were $34.3 million in 2003, compared to $30.1 million in the comparable period in 2002. The 2002 nine month revenues included $1.9 million in Hyalgan royalties, with bone stimulation revenues of $28.2 million. The year over year increase in bone stimulation revenues during the nine-month comparable period was $6.0 million, or 21%.

Gross profit, as a percent of sales for the nine-month period of 2003 was 85%. We expect gross margins to be approximately 85% during the 4th quarter.

SG&A expenses were $22.5 million, or 66% of sales during the first nine months of 2003. Normalizing the nine-month 2002 sales to exclude the Hyalgan royalties, SG&A expenses were 73% of sales. The lower SG&A costs this year are a result of the improved collection percentages, lower legal costs, and stable administrative costs during a period when sales are continuing to increase.

R&D expenses during the first nine months of 2003 were $6.3 million compared to $2.4 million in the comparable period of the prior year. The increase in R&D expenses are related to the Chrysalin development program.

The year to date positive adjustment to the CPM divestiture and related gains line of $479,000 reflects the additional payments for the legal settlement. The positive adjustment of $1.0 million during the first nine-month period of 2002 was related to the additional collections of the CPM receivables.

The year to date net profit for 2003 is $1.2 million or $0.04 per share. The year to date net profit for the comparable period in 2002 was $4.1 million or $0.13 per share. The year over year decrease in nine months net profit is primarily related to the $1.9 million recognized in 2002 for Hyalgan royalties, the increase in R&D spending of $3.9 million over the comparable period of 2002 and the decrease of $568,000 decrease in the gain recognized on the CPM divestiture line during the 2003 period.

Moving to an overview of the balance sheet, the Company ended the 3rd quarter of 2003 with cash and investments totaling $39.5 million, compared to $35.6 million at the end of 2002, an increase of $3.9 million for the nine month period.

The accounts receivable balance decreased slightly to $9.5 million during the 3rd quarter of 2003 from $9.6 million at December of 2002. The DSO at September 30, 2003 was 79 days, decreasing from a DSO of 90 days at the end of 2002.

The inventory balances decreased to $2.3 million at the end of the 3rd quarter 2003 from $2.6 million at December of 2002. The DSI at the end of 3rd quarter is 125 days, compared to 127 days at the end of 2002.

Assuming a successful completion of the pending sale for the bone growth stimulation device business, the balance sheet of OrthoLogic Corporation will change significantly after the sale. The Assets carried by the Company after the sale will consist of a cash balance of approximately $120 million, an accounts receivable balance of approximately $1 million dollars for the Medicare Receivable that is excluded from the sale, the $750,000 equity investment in Chrysalis, biotechnology and approximately $500,000 in property and equipment.

That concludes my review of the financial statements...Tom.

Thomas Trotter: Thank you Sherry. Dr. Ryaby will now provide you with an update on the various on-going activities related to the Chrysalin Product Platform. Jim?

James Ryaby: Thank you, Tom.

During the 3rd quarter of 2003, the Company made significant progress regarding the Chrysalin product platform. We continue to make progress on both preclinical studies and on our two current clinical trials, a Phase 3 trial for fracture repair and a Phase 1/2 trial for spine fusion. We are encouraged that a number of prominent physicians and institutions are very interested in the Chrysalin development program and are participating in these clinical trials.

As an overview of the Chrysalin program, there are five orthopedic indications currently envisioned in the product pipeline for Chrysalin. Three of these indications are being actively pursued: these are fracture repair, spine fusion, and cartilage defect repair. The fourth and fifth indications, ligament and tendon repair, respectively, are in the preclinical planning stage with studies planned to initiate early in 2004.

Our most advanced clinical program is for the fracture repair indication. On previous conference calls, we have summarized the results of the Phase 1/2 distal radius fracture study and these results have been presented at major national and international hand surgery meetings. We believe this has aided us in recruitment of high quality centers for participation in the current Phase 3 distal radius fracture trial. A Phase 3 fracture clinical trial is currently underway, with expected enrollment of approximately 500 patients in 25-30 centers. As in our Phase 1/2 clinical trial, patients with unstable distal radius fractures are being enrolled in this study. Patients are randomized to receive either Chrysalin or placebo by a single injection into the fracture site. These patients are followed radiographically and clinically for six months, with an additional follow-up interview at 12 months.

We are currently enrolling patients at twenty of our sites, with the remaining sites identified and engaged in the approval process for participation in this study. We expect to have all sites enrolling by the end of this year, and enrollment is projected to complete during the summer of

2004. Plans are being developed for an additional pivotal trial in fracture repair, which we would initiate mid-2004. The results of this trial will be included in the potential NDA filing in 2006.

Regarding the use of Chrysalin in spine fusion, we are currently conducting a combined Phase 1/2 human clinical trial. In this study, patients are randomized to a combination of Chrysalin with allograft at two doses of Chrysalin and compared to patients randomized to autograft in spinal fusion surgery. We currently have approximately one third of the sites enrolling patients in this study and we plan on completing enrollment by the end of 2004 for this protocol.

In addition, we are now developing an alternative strategy for the potential Chrysalin product for spine fusion which may enable us to accelerate the development program. We will provide an update on these plans on the January conference call.

The third indication in the Chrysalin product platform is the use of Chrysalin for cartilage defect repair. As we have reported previously, pre-clinical studies of Chrysalin for repair of cartilage defects showed encouraging results. We have recently completed a second preclinical study with the intended formulation for the initial human clinical trial and the results of this study are very encouraging. We plan to hold a meeting with the FDA early in 2004 and remain hopeful regarding initiation of a human clinical trial in 2004.

The fourth and fifth indications, for ligament and tendon repair, present major opportunities for OrthoLogic in the orthopedic soft tissue repair arena. We have developed plans to initiate preclinical studies for these applications early in 2004. Finally, our pre-clinical group here at OrthoLogic with our academic collaborators, have recently presented positive results on Chrysalin effect in an additional bone repair model distraction osteogenesis. This data was presented at the American Society for Bone and Mineral Research meeting in Minneapolis in September. This ongoing pre-clinical research continues to provide important scientific support for the Chrysalin Development Program.

In conclusion, we continue to make progress in our Chrysalin Product Development Program and are excited about the potential Chrysalin product pipeline.

Tom, back to you.

Thomas Trotter: Thank you Jim. Before moving on to your questions, I wanted to provide you with guidance regarding the outlook for the balance for 2003 as well as 2004.

We are maintaining our existing guidance for 2003, with revenues for the bone growth stimulation device business expected to be in the $46-47 million range and full-year net income of $0.04-$0.05 per diluted share. If the sale of the bone growth stimulation device business to dj orthopedics concludes, as expected, before the end of this year, these numbers will change. However, until a final close occurs, we are maintaining this guidance for 2003.

For 2004, assuming the sale of the bone growth stimulation device business closes before the end of this year, OrthoLogic would begin the new year with approximately $120 million in cash and investments. Depending upon the rate of enrollment in the on-going and anticipated human clinical trials, as well as the outcome of our discussions with the FDA, we currently expect to have net expenditures of $22-23 million in 2004.

This would be made up of approximately $20 million in costs associated with the development of the Chrysalin Product Platform as well as approximately $4 million in general and administrative expenses. These costs would be somewhat offset by approximately $1.5 million in interest income for the year.

Operator, that concludes our opening remarks. We will now open the call up to the questions.

Operator: Thank you. The floor is now opened for questions. If you do have a question, please press the numbers one followed by four on your touchtone phone at this time. Please hold while we poll for questions. Our first question is coming from William Plovanic of First Albany Corp.

William Plovanic: Morning Tom.

Tom Trotter: Hello Bill.

William Plovanic: First question is, you keep talking about the $120 million in cash and investments at year-end. As it sits now, you have almost $40 million, you are selling the stim business for 493, that’s over $130 million. Is my math wrong somewhere? Am I missing something?

Tom Trotter: Why don’t I have Sherry address that issue. Obviously, we have costs associated with the sale of the business as well as severance costs and some things for the transitioning employees. But Sherry, do you want to address that?

Sherry Sturman: Right. When you look at the math, Bill, we are excluding the $7.5 that will be held in the restricted account for the escrow, and then we have approximately $5 million that is going to be dedicated to the process of the sale.

William Plovanic: Okay.

Tom Trotter: Yeah, Bill, if I might comment on that, if you looked at the documents which were attached to the filing with the proxy, there’s a $7.5 million dollar escrow, it’s a two year escrow, and that escrow we are entitled to the interest off of the $7.5 million for the two year period of time, and that’s obviously there to balance out any potential claims that acquire or might have. So we anticipate hopefully we’ll get most of that certainly by the end of the two-year period, but that’s why there’s a differential between your number and ours.

William Plovanic: Okay, and then is there; is the sale price, are there any adjustments with fundamental performance of the business in the near term before the close date?

Tom Trotter: Adjustments? I’m not sure I understand your question.

William Plovanic: Well, you continue to do exceedingly well, is there a possibility that that price that they’re going pay would go up?

Tom Trotter: No, that’s a fixed price, Bill.

William Plovanic: All right. And then, as we look at growth in the stim business, I was wondering if you could give us an idea or some color on was there stronger growth in the spine, was it in the long bone, maybe some types of growth rates or mix or something like that?

Tom Trotter: Yeah, I can comment a bit on that. As you know, our competitors do not do that, but we’ve been a little more generous, I think, in that regard. I can tell you that of the overall growth rate, the growth rate in the long bone segment of the business, the OL1000 business, was ahead of 25 percent, and the growth in the spine business was somewhere in the 18 percent range for a blended rate of somewhere around 22.

William Plovanic: Okay. Would you say that the change A reps are starting to come on strong or ...

Tom Trotter: Well I would say that the Depuy marketing agreement that we have is certainly working well and they had a very good 3rd quarter. This was the best quarter we have had yet in the spinal stimulation business, and we’re certainly hopeful that that will continue.

William Plovanic: And what do you attribute the above growth, the above market growth rate for the long bone business? What do you attribute that to? I mean, you’re growing almost three times, if you’re above 25 percent, you’re almost at three times the market rate.

Tom Trotter: Well, I think there’s a couple of answers to that Bill. The first one is I think the fruition, if you will, of a two year focused strategy by our direct sales organization on selling bone growth stimulators. We have expanded our direct sales force, and a number of those reps are performing certainly at or better than expectations, and again, with the focused strategy, we’ve been able to go in to certain markets and have a significant amount of success. So I would say first is the focused strategy. The second has to do with the technology. We simply have the best technology. And over a period of time with a focused strategy, the more the reps have an opportunity to present the benefits of our technology versus our competitors, of the more success we’re having in the marketplace. So I think it’s really a combination of those two things. Again, the growth we are experiencing is ahead of the growth rates of our competitors, at least the ones who have reported, and it is a good bit faster than the overall market growth right now. I think we need to balance that by recognizing our base of business, in the long bone business is significantly less than our competitors. So while we’re growing significantly faster, there’s still plenty of room to develop.

William Plovanic: All right. Great, thanks. I’ll jump back in to queue. Thanks a lot Tom.

Tom Trotter: Okay.

Operator: Thank you. The floor is still open for questions. If you do have a question, please press the numbers one followed by four on your touchtone phone at this time. Our next question is coming from John Chopack of Health Point.

John Chopack: Good morning guys.

Tom Trotter: Hi John.

John Chopack: Just a quick question, Dr. Ryaby, you mentioned an additional pivotal trial for the fresh fracture beginning in mid-2004, I think. What exactly is that? I think, I don’t think I’ve heard that before.

Dr. James Ryaby: Yeah, John, I mean basically, as part of our overall NDA strategy for a fracture repair product, we’re considering to conduct an additional human pivotal clinical trial. And we do not believe that this will impact on our timeline for a successful NDA filing, or I should clarify that, a potential NDA filing, data permitting in 2006.

John Chopack: Okay, when exactly would that be in 2006, early 2006?

Dr. James Ryaby: I don’t think we’re in a position today to really comment on when in 2006 we would see that NDA filing.

John Chopack: Okay, and what would be the difference between this pivotal trial compared to what the current clinical trials you’ve been investigating?

Dr. James Ryaby: Well this would certainly be what we would call a confirmatory clinical trial that would really augment and compliment the current Phase 3 trial.

John Chopack: Okay, what would be the size, I guess, compared to the ongoing trial, the Phase 3 right now?

Dr. James Ryaby: Well John, I think until we really meet with the Food and Drug Administration regarding the design of this clinical trial, we won’t be able to comment on the size or the number of investigational centers.

John Chopack: Okay. And you had mentioned, and I know, I guess I’ll let that go. Sherry, I had a quick question on the SG&A.

Sherry Sturman: Yes.

John Chopack: I think you were a little bit below where I certainly had you, and I think what maybe you were guiding to in the past. What do you expect to see in the 4th quarter? Would you expect it to remain around this level or where do you think you may be at year-end as a percentage of sales?

Sherry Sturman: Oh, I think we’ll maintain the lower percentage of sales that we recognized during the 3rd quarter, during the 4th quarter, up until the completion of the sale.

John Chopack: Okay. Thanks a lot guys.

Tom Trotter: Okay John, thank you.

Operator: Thank you. We have a follow up question coming from William Plavonic.

William Plovanic: Great, thanks. Just for Dr. Ryaby again, on that confirmatory trial, is that going to be just for radius fractures, same time of fractures, same everything?

Dr. James Ryaby: Well, again Bill, I think that this is, it’s hard for us now to really provide a detailed description of what this trial will look like and as well as the fracture type that will be studied, because again, until we meet with the FDA about this, we’re not going to speculate. But, I just want to say that certainly over the past six months, we’ve been conducting a very detailed review of the overall NDA strategy. And so our feeling is to make the filing as robust as possible, we’ve included additional elements in this process, and one thing is to consider the benefits of an additional pivotal clinical trial. So I think that’s all we’re prepared to say right now. I don’t know if Tom has another comment to make on this.

Tom Trotter: The only thing I would add, Bill, is in all of our development work on the NDA strategy and the potential filing in 2006, we certainly anticipate that whatever additional clinical trial work we may do for the fracture repair product would be concluded in that timeframe so that we could then incorporate that data into the filing in 2006. So it isn’t changing our target date here or our timeline, it just may in our view be worthwhile to do this to add confirming data to support the NDA filing and make it as robust as possible.

William Plovanic: Okay, and then a couple of questions for Sherry, if I may. On the CPM receivables, you recorded the 132,000. You also said there’s 75,000 in both the 3rd and 4th quarters. Is that in the, kind of buried a reversal in the SG&A line, that 75,000?

Sherry Sturman: Actually, there’s a separate line there. There’s a little bit of a distinction and it is hard to grasp, but in 2002 it was the collection on the CPM receivable that was lingering after the sale. In 2003, it’s purely related to the legal settlement. So when you look at that line item it’s right below the R&D that’s separate ...

William Plovanic: Yeah.

Sherry Sturman: ... that’s what that’s identifying for you.

William Plovanic: Yeah, but you made the comment of 75,000 dollar credit both quarters. So that 75 is in that 134?

Sherry Sturman: It is. We received 75,000 a quarter, and then currently, if there are additional payments that we receive from some of their prior commitments, there’s an agreement that that would be contributed to the principle balance that’s owed to us. So that’s why it went from 75,000 up to the 134.

William Plovanic: Okay. But we would expect another 75,000 in the 4th quarter is what you’re telling us.

Sherry Sturman: At a minimum, yes.

Tom Trotter: And as well as going forward into 2004, Bill, in the numbers that we’ve given you, there is the anticipation of 75,000 received each quarter of the four quarters of next year.

William Plovanic: And how long will that continue?

Tom Trotter: The total outstanding balance ...

Sherry Sturman: Right around 700,000 plus interest. Now they have the option at any point in time to pay it off or to follow their payment schedule for the settlement.

Tom Trotter: So there’s another, that’s certainly through 2004 if they stayed on the current schedule, it would take us through probably 2005.

William Plovanic: Okay. I understand, you actually just clarified that. Great. And then what about the Wrist Fixator, is that product just going to kind of be let go?

Tom Trotter: No. As a fact, that is part of the assets that are being sold to dj Orthopedics as part of the sale of the bone stimulation business. They will acquire the rights, the inventory, and so forth for the OrthoFrame product as well.

William Plovanic: Great. That’s all we have. Thanks a lot.

Tom Trotter: Thank you Bill.

Sherry Sturman: Thank you.

Operator: Thank you. Once again, the floor is opened for questions. If you do have a question, please press the numbers one followed by four on your touchtone phone at this time. We have another question coming from William Plavonic.

Hey, Jim, hey Tom, its...Brian Wong

Brian Wong: Just kind of a couple of questions. First, obviously you’re taking market share from your competitors. What sort of a competitive response have you seen from them, pricing pressures or anything?

Tom Trotter: No, actually we haven’t seen really much in the way of pricing pressures, recognizing in this business that managed care and Medicare primarily sets the pricing for the business. There is pricing from Medicare and then the managed care companies take a percentage of Medicare lists. And so they primarily set the prices. There hasn’t been that kind of a response. We have seen though recently some additions being announced to the sales people for at least one of our competitors. But, again, you’d have to direct your questions to them as to what they’re doing. I’m really not sure, I’m just very pleased that we’re having the success we are.

Brian Wong: Is that under an APC code?

Tom Trotter: I’m sorry?

Brian Wong: The Medicare pricing, is that done under an APC code or?

Sherry Sturman: No, no, we have an ICP9 code.

Brian Wong: Okay. And for Jim, is there any more progress from Chrysalis on what their research is doing, and any indications that they’re doing, how’s that progress going on non-orthopedic applications?

Dr. James Ryaby: Well, I think, I’m at liberty to tell you that research there is progressing, both on the basic sciences as well as on their pre-clinical studies in both thermal wound repair and cardiovascular. And they have plans to initiate their Phase 2-B study in diabetic ulcer wound healing, I think early in the next year or by mid 2004. So that’s the only current update I can really give you. Certainly as you know, you’re welcome to call Darrel Carney, who’s the President and CEO of Chrysalis to get a further update.

Tom Trotter: Yeah, and I would just add to that Brian, you can also take a look at their Techvest presentation, which occurred in Boston a couple of weeks ago. I’m not sure whether that’s on the website, but you may be able to get information directly from Chrysalis, where they outline their various opportunities. But I would say that there are some very interesting indications that they’re working on what they’ve publicly talked about. I was particularly impressed with the potential revascularization data they’ve generated in pre-clinical studies for cardiovascular repair. It’s quite compelling. So, but I would direct you to contact them directly, Dr. Darrel Carney at Chrysalis Biotechnology, and I think they can help you.

Brian Wong: Okay, thanks.

William Plovanic: Actually Tom, one last question. Are there any options for you to acquire Chrystaline or Chrysalis, the company, at any point in time or at any certain prices?

Tom Trotter: No, there’s no pre-determined formula for that. We are an investor in the company. As part of the initial work we did back in 1998, we made an equity investment in Chrysalis Biotechnology, $750,000, and I believe they’ve had a financial round since then. But I think our current ownership, Darrel was indicated to me is in the five to six percent range of their company. However, they continue as an independent entity, and there’s always opportunities for further collaboration down the line, but we don’t have anything specifically at this time that we’re prepared to talk about.

William Plovanic: Okay, great. Thanks Tom.

Operator: Thank you. There are no further questions at this time. I’ll turn the floor over to Tom Trotter.

Tom Trotter: Okay. Thank you all for joining us again today. We look forward to continuing our positive work here. We’re targeting now for, as we said, the shareholder vote on November 26th. We would like to encourage all the shareholders to respond because it’s a very important vote, and assuming a successful vote there, we would move forward as quickly as possible with a conclusion to the transaction. But we’re really looking forward to moving in to a future in orthobiologics. We think this is the place to be in orthopedics going forward. And since we are one of the few companies with products in human clinical trials for orthobiologics, we like our position and our opportunity going forward. So thank you again, and we’ll be reporting to you in January after the conclusion of the 4th quarter. Have a good day.

Operator: Thank you. This does conclude today’s teleconference. Please disconnect your lines at this time, and have a great day.